KINGSTONE

FOR IMMEDIATE RELEASE

KINGSTONE COMPANIES ANNOUNCES SIGNING OF NEW REINSURANCE TREATIES

Kingston, NY — July 10, 2017 – Kingstone Companies, Inc. (Nasdaq CM: KINS) (the "Company" or "Kingstone"), a multi-line regional property and casualty insurance holding company, today announced that the Company's wholly-owned subsidiary, Kingstone Insurance Company ("KICO"), entered into various reinsurance agreements with multiple reinsurers for the treaty year beginning July 1, 2017. The new agreements include increased coverage, improved terms, and a further reduction in exposure-adjusted reinsurance costs. The new treaties are highlighted by the following features:

Catastrophe Excess of Loss Reinsurance Treaty

- $315 million in coverage was purchased from a panel of 43 individual reinsurers, each rated "A- Excellent" or better by A.M. Best. This increase of 27.5% from the $247 million purchased in the expired term is a result of our growth along with the rating agency requirements. After the $5 million direct retention (of which our net share is $4.0 million), the Company is now covered for up to a $320 million ground-up loss event.
- KICO obtained a 13.6% exposure-adjusted rate reduction compared to the corresponding premium paid for catastrophe coverage on the expired treaty.
- KICO purchased Reinstatement Premium Protection for the $145 million limit attributable to the 100 year return period. This is well in excess of the prior term when RPP was purchased on the first $20 million limit.
- KICO purchased coverage protecting up to a 1-in-278 year event, in line with the requirements of an "A- Excellent" rating by A.M. Best.
- KICO's maximum pre-tax retained loss in a catastrophe event increased from $3,000,000 to $4,000,000, as a result of a reduction in the Personal Lines Quota Share ceding percentage noted below.

Personal Lines Quota Share Treaty

- The Company has reduced its ceding percentage to 20%, down from 40% in the previous treaty.
- The new treaty is again on a "net" of catastrophe reinsurance basis, as KICO secures all catastrophe reinsurance coverage directly, outside of the quota share arrangement..
- The treaty covers the two year period from July 1, 2017 to June 30, 2019.
- The minimum ceding commission and sliding scale commissions both improved over the expired treaty.

Per-risk Excess of Loss Treaties

- The maximum single risk retention on any one loss (pre-tax) changed as follows
  - Personal lines- $1,000,000, up from $833,000 in the prior treaty
  - Commercial lines- $750,000, up from $500,000 in the prior treaty
- Total protection up to a $4.5 million single loss, covering the maximum policy limits currently offered by the Company.
- An automatic facultative facility was established, allowing for KICO to obtain homeowners single risk coverage up to $10,000,000 in total insured value.

Mr. Benjamin Walden, EVP and Chief Actuary, commented, "We are very happy with the increased coverage and terms for catastrophe reinsurance obtained in the new treaty. Due to favorable reinsurance market conditions and our continued strong financial condition, we secured increased protection, covering us to more than a 1-in-250 year event, at rates substantially lower than we paid last year. We have increased our net retention after quota share to $4 million, in line with our surplus growth. We further increased our reinstatement premium protection to cover up to a 1-in-100 year event. This means that even a storm significantly larger in scale than Superstorm Sandy would not seriously impact our financial strength. Such a storm would have an after tax effect approximately equal to just one quarter's worth of average net income.

Mr. Barry Goldstein, Chairman and CEO of Kingstone, stated, "Working with our long time reinsurance intermediary, Aon, we achieved the two major goals we set out when the process began in April. First, to secure catastrophe coverage in an amount required of a carrier with an "A- Excellent" rating from A.M. Best. This required us to secure 27.5% more coverage than last year. Second, we did so with a mandate of maintaining our core risk sharing principles. We limit our after-tax impact from a single loss to no more than 1% of our surplus, and with a catastrophe, to no more than 5% of our surplus. Following the surplus addition in March, we were able to reduce our reliance upon quota share reinsurance by half, going to 20% as opposed to the 40% of the previous treaty. With no plans to raise equity in the foreseeable future, we have adequate surplus to keep our leverage at or below historic levels.

Goldstein continued "The reinsurers warmly greeted our program following the ratings upgrade from A.M. Best. This, coupled with our proven ability to handle a catastrophic event, led to a very substantial reduction in premium rates. In spite of the expanded limits and enhanced coverage requirements attendant to an A- rating, the premium rate reduction allow us to maintain almost the same percentage of ceded to direct written premium relating to catastrophe reinsurance. Rather than seeking to absorb the rate reduction into earnings, we continue our long term goal of protecting the balance sheet we've worked so hard to build."

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Rhode Island, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey and Pennsylvania.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319